Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of First Mid Bancshares, Inc. of our report dated March 6, 2024, on our audit of the consolidated financial statements of First Mid Bancshares, Inc. as of December 31, 2023 and 2022, and for the three years ended December 31, 2023, which report appears in the Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated March 6, 2024, on our audit of the internal control over financial reporting of First Mid Bancshares, Inc. as of December 31, 2023, which report is incorporated by reference in the Annual Report on Form 10-K. We also consent to the reference to our firm under the caption “Experts” in this registration statement.

/s/ FORVIS, LLP

Decatur, Illinois

March 15, 2024